EXHIBIT 10.15

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Release Agreement (“Agreement”) is made and entered into by and between Mary Kwan (“Employee”) on the one hand, and Zale Delaware, Inc. (“Zale” or the “Company”) on the other, hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Employee was employed by Zale;

WHEREAS, Employee’s last day of employment was January 11, 2010 (the “Separation Date”);

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and to fulfill Employee’s obligation under Section 2.1 of the Employment Security Agreement between Employee and Zale dated December 22, 2008 (the “ESA”), the Parties covenant and agree as follows:

1.             RELEASE OF CLAIMS

(a)           Employee, individually and on behalf of Employee’s attorneys, heirs, assigns, successors, executors, and administrators, hereby GENERALLY RELEASES, ACQUITS, AND DISCHARGES Zale and its respective current and former parent (including, but not limited to Zale Corporation), subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Releasees” and individually as a Releasee”) from and against any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, under any municipal, local, state, or federal law, common or statutory — including, but in no way limited to, claims arising under the United States and Texas Constitutions, Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, Title VII of the Civil Rights Act of 1964, as amended (including the Civil Rights Act of 1991), the Americans with Disabilities Act of 1990, as amended by the Americans with Disabilities Amendment Act, the Employee Retirement Income Security Act of 1974, (“ERISA”) as amended, the Labor Management Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), as amended, the Sarbanes Oxley Act of 2002, the Sabine Pilot Doctrine, the American Jobs Creation Act of 2004,  the Texas Commission on Human Rights Act, the Texas Pay Day Act,  the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), claims of retaliatory discharge under the Texas Workers’ Compensation Act, as amended, or any other claims, including claims in equity or common law claims — for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment relationship between Employee and Zale, the cessation of Employee’s employment with Zale which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement (collectively, the “Released Claim(s)”).  Employee agrees that this Agreement includes a release of any and all negligence claims, contractual claims (express or implied), wrongful discharge claims, fraud, misrepresentation, and claims of discrimination, harassment, or retaliation of every possible kind.

(b)           Further, Employee hereby waives, relinquishes, and releases Releasees from any and all claims relating to or arising from Section 1.2(a)-(g) of the ESA regarding Termination Benefits in Connection with a Change in Control and, specifically, from any and all claims for Severance Pay, equity compensation adjustments and/or other benefits payable in the event of a Qualifying Termination during a Protection Period.  Any and all rights to such Severance Pay, equity compensation adjustments and/or other benefits are hereby forever released, discharged, and waived by Employee.

(c)           Employee agrees not to assert any claims released above in a class or collective action and further agrees not to become, and promises not to consent to become, a member (including a representative class plaintiff) of any class in a case brought in court or in arbitration in which claims are asserted against any of the Releasees that are related in any way to Employee’s employment with or termination from Company and/or that involve events which have occurred as of the Effective Date of this Release.  If Employee, without Employee’s prior knowledge and consent, is made a member of a class in any proceeding, whether in court or in arbitration, Employee will opt out of the class at the first opportunity afforded to him/her after learning of Employee’s inclusion.  In this regard, Employee agrees that Employee will execute, without objection or delay, an “opt-out” form presented to her either by the court or the arbitral forum in which such proceeding is pending or by counsel for the Company.

(d)           Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Zale should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.  Notwithstanding the foregoing two sentences, as provided above Employee also waives any right to recover from any Releasee in a civil suit brought by any governmental agency or any other individual on Employee behalf with respect to any Released Claim.

(e)           This release excludes any claim which cannot be released by private agreement, such as workers’ compensation claims, claims after the Effective Date of this Agreement, and the right to file administrative charges with certain government agencies.  Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency.  Notwithstanding the previous two sentences, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Zale filed by Employee or by anyone else on Employee’s behalf.

(f)            This general release covers both claims that Employee knows about and those that Employee may not know about, except that it does not waive any rights or claims, including claims under the ADEA, that may arise after the Effective Date of this Agreement (as defined below).  Employee further represents and warrants that: (i) Employee has been fully and properly paid for all hours worked, (ii) Employee has received all leave in accordance with applicable law; and (iii) Employee has not suffered any on the job injury for which Employee has not already filed a claim.  Employee further acknowledges, agrees and hereby stipulates that: (i) during Employee’s employment with the Company, Employee was allowed to take all leave and afforded all other rights to which Employee was entitled under the Family and Medical Leave Act (“FMLA”); and (ii)  the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Employee for exercising (or attempting to exercise) any such rights.

2.             Employee acknowledges and agrees that Employee will keep the terms, amount, and facts of, and any discussions leading up to, this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that Employee will not communicate or otherwise disclose to any employee of Zale (past, present, or future), or to any member of the general public, the terms, amounts, copies, or fact of this Agreement, except as may be required by law or compulsory process; provided, however, that Employee may make such disclosures to Employee’s tax/financial advisors or legal counsel as long as they agree to keep the information confidential.  If asked about any of such matters, Employee’s response shall be that Employee may not discuss any of such matters.  In the event of a breach of the confidentiality provisions set forth in this paragraph of the Agreement by Employee, Zale may suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding such claimed breach of this Agreement by Employee.  The Parties agree that this paragraph is a material inducement to Zale entering into this Agreement.  Additionally, the Parties agree that a breach of this paragraph by Employee will cause Zale irreparable harm and that Zale may enforce this paragraph without posting a bond.

3.             Employee acknowledges and agrees that she has ongoing obligations under Article II of the ESA.  For the avoidance of doubt, and for purposes of this Agreement, the Parties expressly understand and agree that during the Severance Period specified in Paragraph 4(a) below, she will not, directly or indirectly, as an employee, consultant or otherwise, compete with Company by providing services relating to retail or non-retail sales of fine jewelry to any other person, partnership, association, corporation, or other entity that is in a “Competing Business.”  The term “Competing Business” as referenced in Section 2.3 of the ESA is hereby changed to any business that, in whole or material part, in the United States, Canada, and/or Puerto Rico (a) engages in the retail sales of fine jewelry, including but not limited to, specialty jewelry retailers and other retailers having fine jewelry divisions or departments, or (b) operates as a vendor of fine jewelry, including but not limited to, as wholesaler, manufacturer, or direct importer of fine jewelry.

4.             In consideration for the covenants set forth in Article II of the ESA, as amended in Paragraph 3 above, and Employee’s agreement to, compliance with, and execution, without revocation, of this Agreement, Employee shall receive:

(a)           $375,000.00, less all applicable taxes and withholding, representing ten (10) months (the “Severance Period”) of Employee’s current base salary, which constitutes Employee’s “Severance Pay” as defined in Section 1.1(a) of the ESA.  This Severance Pay is payable in one lump sum to be paid on the later of February 15, 2010, or the Effective Date (as defined in Section 16 below) of this Agreement.  For the avoidance of doubt, and for purposes of this Agreement, the Parties expressly understand and agree that the Severance Period as defined in Section 5.14 of the ESA is hereby changed from 1.5 years to the 10-month Severance Period outlined above.

(b)           Employee shall be entitled to receive the Accrued Obligations, if any, specified in Section 1.1(b) of the ESA.

(c)           Employee shall be entitled to receive the continued welfare benefits specified in Section 1.1(c) of the ESA for the 10-month Severance Period outlined in 4(a) above; and

(d)           Employee shall be entitled to receive the outplacement services specified in Section 1.1(d) of the ESA.

(e)           Employee acknowledges and agrees that the amounts set forth in this Section 4 are in full and complete satisfaction of any and all amounts owed to Employee by Zale or any other Releasee for any and all reasons, including but not limited to any and all amounts owed to Employee under any and all provisions of the ESA.  Employee further acknowledges and agrees that she is not entitled to any payments of any kind other than those specifically set forth herein.  Without limiting the foregoing, Employee expressly waives, relinquishes and releases Zale and all other Releasees from any and all claims, whether for Severance Pay, equity compensation adjustments and/or other benefits, relating to or arising from a Change of Control, as defined in the ESA, occurring within six months of the Separation Date or at any other time.

5.             Employee agrees to cooperate fully with Zale, specifically including any attorney or other consultant retained by Zale, in connection with any pending or future litigation, arbitration, business, or investigatory matter.  The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee being available for interview by Zale, or any attorney or other consultant retained by Zale, and providing to Zale any documents in Employee’s possession or under Employee’s control.  Zale agrees to provide Employee with reasonable notice of the need for assistance when feasible.

6.             Employee agrees that, in addition to the cessation of Employee’s employment with Zale, Employee shall cease from holding or reporting that Employee holds any positions as a director, officer and/or employee with Zale and/or any of the Releasees, effective on the Separation Date.

7.             Employee waives and releases forever any right and/or rights Employee may have to seek or obtain employment, reemployment and/or reinstatement with Zale or any one or more other Releasees, and agrees not to seek reemployment with any of the same.

8.             Zale and Employee agree that any controversy or claim (including all claims pursuant to common and statutory law) relating to this Agreement or arising out of or relating to the subject matter of this Agreement or Employee’s employment by Zale will be resolved exclusively through binding arbitration pursuant to the dispute resolution provisions contained in Article III of the ESA.

9.             By entering into this Agreement, the Company does not admit, and specifically denies, any violation of any contract (express or implied), local, state, or federal law, common or statutory.  Neither the execution of this Agreement nor compliance with its terms, nor the consideration provided for herein shall constitute or be construed as an admission by Zale (or any of its agents, representatives, attorneys, or employers) of any fault, wrongdoing, or liability whatsoever, and Employee acknowledges and understands that all such liability is expressly denied.  This Agreement has been entered into in release and compromise of claims as stated herein and to avoid the expense and burden of dispute resolution.

10.           If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

11.           This Agreement, Article II (subject to the definition of Competing Business set forth in Paragraph 3 of this Agreement and the Severance Period set forth in Paragraph 4(a) of this Agreement), Article III, and Section 4.7 of the ESA, constitute the entire Agreement of the Parties, and supersede all prior and contemporaneous negotiations and agreements, oral or written, between the parties. All prior and contemporaneous negotiations and agreements between the parties are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by any party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the Parties.  The rights under this Agreement may not be assigned by Employee, unless Zale consents in writing to said assignment.  Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.

12.           This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions of Texas law, or of any other jurisdiction, except where preempted by federal law.  The parties hereby agree that any action to enforce an arbitrator’s award shall be filed exclusively in a state or federal court of competent jurisdiction in Dallas County, Texas, and the parties hereby consent to the jurisdiction of such court; provided, however, that nothing herein shall preclude the parties’ rights to conduct collection activities in the courts of any jurisdiction with respect to the order or judgment entered upon an arbitrator’s award by the Texas court.

13.           One or more waivers of a breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

14.           By executing this Agreement, Employee acknowledges and agrees that Employee:

(a)                                  specifically waives any rights or claims arising under the ADEA and/or analogous state or local laws and Title VII of the Civil Rights Act of 1964 and other federal and local anti-discrimination and anti-retaliation laws;

(b)                                 may take up to forty-five (45) calendar days from the Separation Date to consider whether or not Employee desires to execute this Agreement;

(c)                                  may revoke this Agreement at any time during the seven (7) calendar day period after Employee signs and delivers this Agreement to Zale.  Any such revocation must be in writing and delivered to Zale’s President, Theo Killion at 901 W. Walnut Hill Lane, Irving, TX 75038 by such seventh (7th) calendar day.  Employee understands that this Agreement is not effective, and Employee is not entitled to the Separation Pay and benefits in Paragraph 4, until the expiration of this seven (7) calendar day revocation period.  Employee understands that upon the expiration of such seven (7) calendar day revocation period this entire Agreement will be binding upon Employee and will be irrevocable;

(d)                                 any changes to this Agreement, whether material or immaterial, will not restart the running of the 45-day period;

(e)                                  has carefully read and fully understands all of the provisions of this Agreement and that any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction;

(f)                                    knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;

(g)                                 is hereby advised in writing to consult with an attorney and tax advisor of Employee’s choice prior to executing this Agreement and has had the opportunity and sufficient time to seek such advice;

(h)                                 understands that rights or claims under the ADEA and Title VII of the Civil Rights Act of 1964 that may arise after the date this Agreement is executed are not waived; and

(i)                                     the rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Employee is already entitled.

15.           The Parties represent that they have the sole and exclusive right and full capacity to execute this Agreement.

16.           The “Effective Date” of this Agreement is the date that is eight (8) days following the date on which Employee signs this Agreement, so long as Employee has not revoked acceptance of this Agreement before such date.

17.           By executing this Agreement, Employee also acknowledges that Employee (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement;  (b) has made Employee’s own investigation of the facts and is relying solely upon Employee’s own knowledge and the advice of Employee’s own legal counsel; and (c) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.  The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.  These representations and warranties shall survive the execution of this Agreement.

18.           All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.

PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, KNOWN OR UNKNOWN, THAT MAY HAVE OCCURRED AS OF THE DATE OF THIS AGREEMENT.  THIS AGREEMENT ALSO CONTAINS A PROVISION REQUIRING THE PARTIES TO RESOLVE ANY DISPUTES BY ARBITRATION.

The parties have signed this Agreement on the dates written by the signatures below, to be effective on the Effective Date.  Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to Theo Killion at 901 W. Walnut Hill Lane, Irving, TX 75038 on or before 45 days following the Separation Date, then this Agreement will be null and void and Employee will not be entitled to the Separation Pay, outplacement services, or any other consideration described in this Agreement.

EXECUTED in Irving, Texas on this 28th day of January, 2010

/s/ Mary Kwan

EXECUTED in Irving, Texas on this 28th day of January, 2010

ZALE DELAWARE, INC.

By:	/s/ Theo Killion
Theo Killion
Its:	President